Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

WEBEX

Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

WEBEX

November 30, 2006

10:00 a.m. EST

Craig	Continuing on now with our second annual Calyon utilities and energy merchant conference, we are very pleased to have Dynegy Incorporated to present. The main speaker, I believe, will be Bruce Williamson, Chairman and CEO of the company. We also have Holli Nichols, the Chief Financial Officer and Norelle Lundy of Investor Relations with us. Please join me in welcoming Bruce.

B. Williamson	Thanks, Craig. Good morning to everybody and Happy Holidays. It’s nice to be here again in New York. It sort of wraps up the year from an investor relation’s standpoint. We have a series of slides. I’m going to bounce them actually fairly quickly rather than kind of dwell on each slide.

As many of you know, we’re going to be doing a guidance update for 2007 cash flow and earnings and LS Power transaction or merger update on December 13th; so in about two weeks. Obviously, we have the obligatory forward-looking statement slide here.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

In terms of recent activities, the one slide here that’s new, which really doesn’t have much in the way of new information on it, recent activities since our last call with the market, which was our third quarter earnings call, the Rockingham sale did close. $195 million of cash was received from Duke. So we thought that was a very good sale. We repaid $150 million of term loan with proceeds of that with the remainder staying with the company. Then as I just mentioned, announced our 2007 cash flow and earnings call, which we’ll be doing from New York with some group meetings to follow that over the rest of December 13th and December 14th up here in New York.

In terms of an overview for the third quarter, on the next slide, as we highlighted on our earnings call, several items. Net income for the third quarter. We did take a charge of about $98 million for several items, including an asset impairment and some legal settlements. Setting that aside, I think though people should emphasize that that was a very good quarter with, in particular, our Midwest generation assets up double-digits year-over-year despite having lower prices year-over-year in the market

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

.	place. I think that, in and of itself, is a real testament to the commercial strategy and execution of our commercial team with what we tend to view as our near-term commercialization strategy rather than the long-term hedging strategy of some of our peers in the sector

We exchanged some site debt for some DHI unsecured bonds, capturing about a pick up of reduction in overall debt of about $120 million. We entered into an agreement with Illinois EPA for some further mercury reductions, ensuring that our Midwest coal plants remain one of the cleanest burning, environmentally strongest plant in the country. We participated in the Illinois auction process to supply a portion of Ameren’s full requirements load. We settled the Enron trade credit litigation, really, in many ways, the last piece of legacy litigation. You can read more about that in our Q that was filed. We retain the right to have a claim on Enron U.K. Then we announced the LS Power transaction.

The LS Power transaction is very much sort of a new era in Dynegy in making that combination. We are going to combine the two companies and at that point, have about 20,000-megawatts. So in many ways, we talked about jumping from 12,000 to 20,000-megawatts. Importantly though, we have about 6,000 or 7,000-megawatts, our coal fleet, that

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

really make a lot of money today. We add about another 8,000-megawatts. We really jump up to around 15,000-megawatts of productive megawatts, or things that are actually earning a lot of cash in the marketplace.

We also will be acquiring a 50% interest in LS Power’s development business, that we now have an organic in-house development capability. LS has a great track record. It’s really been developing this portfolio over the last six-years while others in the sector are just starting a development business.

The transaction will be immediately and increasingly accretive to cash flow by virtue of the fact, not the least of which, is that we’re able to put our tax shields to work from the restructuring era of the company. We convert the LS pretax cash flow into after-tax cash flow for the investor. The LS transaction has about an 11% after-tax cash flow yield to equity. The portfolios fit very well together. I’ll show you that on the next couple of slides.

In terms of geography, you can see where the map is here on slide six and where the assets fall out. We’ve shaded a couple, three gray boxes.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

Obviously, if I start in the West, that’s the LS portfolio that they largely acquired from DNA or from Duke North America coming in. It’s nice to be back in California, this time with 7,000 heat rate beat in the money, assets that perform well in the market as opposed to the assets that we have had, which were really more development site potential more than anything else. So this could be 200-megawatts. Very strong performers in the marketplace.

In the Midwest, complementing our portfolio, we have the addition of one existing LS plant and then a coal-fired plant that’s already under construction - the green round dots you can see on the slide. So it’s additive to our strong Midwest position, but not such a position that it creates market power issues.

Then in the Northeast, where we have three assets in multiple fields, we had some combined cycle gas where we only had one – sorry 3 combined cycle gas. So it is a nice beefing up of the Northeast position. So those are really three core markets for us.

Then on the next slide in terms of how things look in terms of geography, dispatch diversity and field diversity, you can look at these slides maybe at

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

your leisure. But the real short uptake is you can see that from a geography where Dynegy was very skewed to the Midwest, it now diversifies us out. So we have Midwest, Northeast and West.

In terms of dispatch, where Dynegy was maybe a bit of, to use a financial term, let’s call it a barbell portfolio with base load coal and peaking assets, we now add a nice amount of combined cycle gas, which has really been a beneficiary of spark spread tightening in the marketplace. So we end up with almost about one-third, one-third, one-third in terms of type of dispatch assets.

Then in terms of fuel diversity, we end up with about 21% coal or oil; about 32% combined cycle gas and about 39% peaking assets. So again, a nice additive in terms of diversity of assets.

In terms of the value platform, a couple of different ways to look at this. One is here on slide eight, that we really start with, in our opinion, a proven management team with a shareholder value focus. Add to that our base load coal facilities, which provide a nice sort of base line annuity stream of earnings and cash flows. Add the LS intermediate gas CCGTs and then the peaking fleet … on top of that bring a development capability. That’s one way for investors to look at it.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

The other way is maybe on slide nine where before, we had to be looking more at a particular type of investor with a longer-term horizon. I think that with the LS portfolio, we present opportunities in both a near-term, a medium-long and a longer-term investment horizon. In the near-term, the immediately accretive free cash flow that LS will provide, adding predictable cash flow streams through both the Dynegy base load fleet, as well as the hedge positions of the gas-fired fleet that LS provides. That brings some very predictable cash flow and accretion and an ability to put that into work in deleveraging and then shifting value from the debt holder to the equity holder.

In the medium-term, the enhanced field diversity, dispatch diversity and geography all are additive as markets continue to tighten around the country. Add to that the strong track record that Dynegy has in operating plants with very strong plant availability, very high plant performance and then a significant presence in the key regions as the market continues to recover. Then in the longer-term, we add the development portfolio where LS has six-years of head start in developing power plants and a very strong track record in their development capability.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

So what are we working on? As you many of you know; I look out. I see a number of people that we’ve talked to over the last four years. You know we like to do lists at Dynegy. So the team is very focused around what to do. Right now, there are three big “to dos” in the company. The goal here is to not have these done shortly after closing or within the first year of closing. Candidly, the goal that I’ve put on the team is to have all of these done on the day of closing.

Goal number one is integrate the business. That means we don’t want to combine companies and then have two separate general ledgers and two separate O&M systems, and two separate trading platforms and commercial platforms and maintenance systems. We want to integrate the business and we want to have LS on the Dynegy platform on the day of closing. We have a dedicated team doing nothing but working on that integration. So that the day of closing, everything is on our general ledger, everything is on our trading platform, everything is on our commercial systems, everything is on our operations and maintenance systems because that will really harvest the synergies of the combination in a quick as possible way without duplications of costs.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

Number two; we want to go through the right-hand side of the balance sheet. Holli really leads this team with the treasurer. If you think about just taking the two companies and putting them together, you have a company who has streamlined the capital structure of Dynegy down around corporate debt, unsecured bonds and things like that in a very project-oriented balance sheet where each project has its own financial structure. We’ll be looking to find ways to blend those together, combine them, release excess capital and cash traps to the greatest extent possible, but also retain sort of the native kind of call flexibility that the LS portfolio brings to us in terms of an easy way of having debt pay down by virtue of the majority of their financings or bank borrowings.

Third, we want to optimize the left-hand side of the balance sheet. That very simply means go through the portfolio and candidly, cull it a little bit. We’ll probably sell assets, a handful or less. But sort of sharpen our focus around the assets that make sense for the longer-term and cull the portfolio probably principally on two criteria. One are assets that either geographically or commercially for some reason don’t look like they’re a long-term fit in terms of building a critical mass in the marketplace, or it would be selling an asset that looks like it has reached it’s or it has worked it’s way back, shall we say, to a peak value relative to being down the

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

cycle and still in a recovery mode. So it’s a big value harvesting opportunity. So we’ll be out looking for ways to do that around a handful or less of assets; again, with a goal of liberating that capital, in effect, and bringing it up to the shareholders.

So with that sort of as a quick bounce through, Craig, I guess I would probably end there. I guess I have one more slide - go to Q&A and open it up to questions.

Craig	We’ll start off opening the Q&A to the floor. Any questions or comments? I always let you ask the first question.

M	Okay. Appreciate it. Bruce, I guess I’ll start off with a question I’m asking every company…. We’ve been getting some different answers. How do natural gas prices - their absolute levels, their seasonal spreads and volatility - affect your business and your earnings? This could relate to decisions to build or not build, to sell or acquire, to hedge or not hedge.

B. Williamson	I think natural gas prices, probably the tippy answer is they’re going to be volatile as we go forward. As I’ve talked with you I guess last night, a year ago at this conference, gas prices were running probably $12 or $13

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

and the conventional wisdom was we were going to see $20 before the end of winter. Then you have a warm winter and the herd mentality is such that we came into the fall and everybody was convinced we’re going to see $4 gas. It’s supposed to 30-something degrees in Houston tonight when we get home tonight and it’s starting to get cold. So now prices are headed back the other direction.

In my opinion, gas is, over the long-term, is probably going to range somewhere between $5 and $15 an MMBtu. The average is probably going to be around $7 or $8. It’s not a normal distribution. What’s really going to drive things is going to be sort, I think as Steve Furbacher, our COO tends to refer it as, the market is going to have two bites at the apple every year - how cold is the winter and how hot is the summer? It used to be that gas was driven around just winter heat and now, as power demand has continued to increase and the excess supply has been soaked up, more and more you’re going to see kind of two things driving gas prices. It’s going to be the winter and the summer.

I guess if I carry that through to your hedging question; we tend to take a hedging decision over what I would call current year plus one. That’s about how far out we look. The reason for that is we think that enables us

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

to capture optimality in price upside for the shareholder rather than selling forward because it’s cold in January of 2007. So let’s sell 2011 power. We think if it’s going to be cold in January 2007, that probably is a good opportunity to capture upside for calendar 2007 and maybe look at little calendar 2008, but it probably really doesn’t move the needle very much in terms of the forward price for 2010, 2011, 2012. We would be giving away too much upside if we approached it like that. So that’s our basic strategy around the coal plant is kind of a current year plus one.

Around the gas-fired assets, LS has a very good strategy. They come in next year with about 75% or so hedged and then it trails down that so four years or five years out, they’re about 50/50. That’s because they too view that spark spreads are going to tighten, markets are going to tighten and that enables them to, as you get closer to the time of actual running in that year, you’re then able to sort of leg up and capture some of that upside. But you could put a 50% floor in maybe three or four years out because that gives you some surety of cash flow and the surety of sort of the economic equivalent of run time around the combined cycles. So that’s basically the strategy around the mid-merit combined cycle assets for the company.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

Then the peakers, you leave them alone. If they run, you get upside and if they don’t, they sit there and they’re fairly low cost. The other way we can always harvest for the shareholder around the peakers is like what we did with Rockingham and sell that to someone who sees a need to otherwise build a replacement cost asset and we’ll just capture it as an MTV.

M	Bruce, I’m going to make a statement. You tell me if the logic is something you agree with and then tell me what your prediction is. If the increase in Illinois wholesale power costs are immediately passed through to rate payers, there will be an increased tendency for rate payers versus the last several years to switch to competitive suppliers, reducing the load that the utilities have to serve and reducing the amount that the utilities have, the power that was auctioned in the recent Illinois power auction.

So if the utilities do not pass it through and rates remain low, then the likelihood is you’ll continue to sell more power at $65 per megawatt hour approximately, which is what it was priced in the auction, and if they wind it raising 50% to 70% on rate payers, you may sell less than was originally thought when you bid into the auction. Is that true? What do you expect to happen in Illinois as far as passing on costs to the end-user?

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

B. Williamson	I knew you had to end that with an open focused question. So I couldn’t just say or no. I think there’s a lot of second and third degree derivatives, follow-ons in there. I think everything you said probably makes good sense. It’s probably all arguable that that is how things could play out. The second part of your question was, what do I think happens in Illinois?

M	Right.

B. Williamson	Ameren and Exelon aren’t here at your conference. So I can’t just refer to John or Gary like I usually would like to do. It’s obviously a very political situation. I think that what people are needing to grapple with is that they’ve held rates the last eight or nine years. During that eight or nine year period of time, I don’t know where the feedback is coming from. During that eight or nine year period of time, what in the energy complex has not gone up in price? I don’t know what gasoline was eight or nine years ago or natural gas or oil other than it was a lot lower than what it is today. That becomes, then, the fuel component obviously that goes into manufacturing the electricity.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

So they sort of held the lid on for a long period of time. Then it’s a question now, does the lid come off all at once, or is there going to be a rate phase-in? It would seem like from where some of the moves are now in the Senate in Illinois that there is movement afoot for a rate phase-in. Consumers probably like a rate phase-in a whole lot more than they like a single point jump of double-digit or significant double-digit percentages. I guess my view is that there probably is some agreement that is struck and there is a three year or four year or some type of phase-in.

Importantly from our standpoint, we’ve bid into the auction. We were limited that we couldn’t provide more than 30%. No single supplier could provide more than 30% of either Ameren or ComEd load. I believe we ended up somewhere around 20% and we stand ready to deliver under the 17-month and the 29-month contract under the terms of that auction.

M	Are you concerned, with respect to those contracts in Illinois, as far as bankruptcy risk or credit risk? Have you run through that analysis?

B. Williamson	Obviously, we have a credit department on our commercial side and we would look at that. So far, Ameren— We did not win a position in the ComEd auction. So Exelon/ComEd credit is not a concern through the auction for us. From an Ameren standpoint, we have a history of working

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

well with Ameren. We sold Illinois Power to them. We’ve worked well together for the last two years on the Illinois Power PPA that we had in place.

I would assume that Gary and Warner and the team up at Ameren will work through in some manner and bankruptcy is not going to be an issue, I don’t think, in the long-term. I would assume that, let’s just say cooler heads will prevail and there will be a reasonable, rational solution that will emerge. We would, however, continue to serve under that contract. But we would take measures to protect our shareholders and our investors more broadly from undue credit risk if something like that were to materialize.

M	Bruce, you mentioned more than once the under utilized peaker plants. Recently, you mentioned you sold Rockingham. I’m doing this from memory. So correct me. It was $240 of kW.

B. Williamson	$235-$240, yes.

M	Okay. But more than most people, using some of the parts analysis for a peaker. Recently, I believe, the Tennessee Valley Authority, though we

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

don’t have exact numbers, has been pursuing the acquisition of two peakers in the southeast. Some of your competitors have also been talking about opportunities to reap value from Brownfield development done, otherwise under utilized peaking sites.

I guess my question is that since your legacy portfolio, before LS Power was such a barbell portfolio with a lot of base load coal running non-stop and a lot of under utilized peaking, for you in particular, the value of Dynegy, determining if some of the parts, number per kW to apply to your peakers is kind of important. Do you have some views in the light of these various recent trends as to what is appropriate? I mean historically, I think people were using $75 to $100 per kW for peakers. Maybe a comment.

B. Williamson	Yes. When you think about the peakers, I will draw a comparison to all three types of assets just broadly - the base load coal, the intermediate and the peakers. As markets recovered, I think back three or four years ago, we said that the way we would see markets recover in the country is the first thing we would see happen is you would see the base load coal plant sort of go to 100% available utilization. So any time they’re able to run, they would run. I think largely in the Midwest we’ve seen that happen. That would mean that those values would move up the first or the quickest.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

Then we would see combined cycle gas, the intermediate asset, move up in run time and then they would be the one that would jump up in value. I think we have seen that happen. The LS acquisition is basically around the $480 kW level if we get a lot, about $350 million for the development portfolio. Replacement costs of those assets in New England and California is probably $900 to greater than $1,000 per kW. So sort of catching the value at less than $500 we thought was a good move before the value started to really run on the combined cycle gas.

A good market comp for that is you look at what some of the restructured gas portfolios, like we talked about when we announced the transaction, trade for in the over-the-counter market. One of them is out there and it trades relatively liquidly in New England. Yesterday, it was trading at almost $1,000 a kW over-the-counter through two or three…. So clearly, we’ve seen an increment in combined cycle gas portfolios.

Then to go to your question on peakers. If I go back two or three years ago and somebody did some of the parts on it, you’re probably being kind in saying $75 a kW. I think the low is probably somewhere between zero

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

and $50 or something like that and they’ve moved up. Rockingham was a unique situation. It was in one of the better markets for a peaker plant. It wasn’t a tremendously overbuilt market. But market levels for peakers are probably now in and around $150 to $200 a kW. When you find a utility who is in need of buying a peaker or building a peaker, that’s probably about what they’re willing to transact. So maybe $170 to $175 is probably a decent midpoint. That’s appreciatively higher than $75 a kW if somebody is doing some of the parts on it.

M	As you start to develop some of these projects like Plum Point in the southeast, which traditionally you said is not a good market, how do you see that going forward? Will you require more into put into that?

B. Williamson	I think that the key is that the development model that LS has been doing is a very different development model than what you saw Dynegy and a lot of the merchants do back five, six, seven years ago where it was sort of “build it and they will come.” LS’s model is more let’s get the PPA in place and provide sort of an anchor tenant economic rent and then we will build it. That gives you a lot more economic surety that you’re going to have a successful asset rather than just you put an asset on the ground.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

I think back to that merchant time, and I was not in that in North America, but knew people that were in it and saw what happened. I think one of the things happened was there were a lot of companies out just buying turbines. Then once they had the turbines and once they had equipment, whether they were heat recovery, steam generators or turbines or other equipment, that they did both purchases ahead of time. Then they were sort of like the equivalent of; back in my former life, they were equivalent of an E&P company that happens to own a drilling rig. You end up drilling a bunch of things you really shouldn’t do.

So if you own the equipment, you tend to build plants. You just don’t tend to build very— You put them down where you can get them built the quickest. That’s why we end up with a plant in Louisiana deep in a territory. If the thing runs five days, I’d be happy. We end up with one in Georgia and it runs a couple of handfuls a day. The reason that the plants are there is because Dynegy went out, bought a bunch of turbines and then somebody said, “Hey, we can build it over here.” It wasn’t that we needed to build it over there, but we could build it over there. Then we didn’t have a turbine sitting in a warehouse.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

So I think we should be careful of looking at future development where we’re going to run out and buy the equipment and then find a home for it. LS is a very savvy developer where they go out and identify a need, an opportunity, get community support, get licenses and permits. Then they get PPAs and then they get the equipment.

M	No, absolutely. I think it’s a great project. But from a portfolio standpoint, then what do you do when you have one asset in the southeast?

B. Williamson	You have a nice - You have choices. You either have a really strong economic annuity stream. So it provides, again, sort of the equivalent of a base load cash flow stream in the company for the long-term. Then over the long haul, you may have some merchant opportunity around that or expansion opportunities.

So I don’t throw out a section of the country, any of them when it has more of an anchor tenant type of an asset where if it was more somebody said, “Would I want to go in and buy an outright merchant asset in Georgia,” I think the answer is it better be at a heck of a low price. But if you have a nice strong annuity stream, cash flow stream, well structured asset like what Jason and his team are developing, I think that could be a very nice additive position of the company.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

M	Bruce, the Central Hudson lease can be a little confusing with, I believe, Danskammer and Roseton. If I’m not mistaken, the gap is fixed at something like $60 million a year.

B. Williamson	About $50.

M	Okay. But the cash flows vary quite a bit year-to-year. They might be going up $40 million in terms of cost next year. Could you comment about how people should be thinking about that and modeling it and maybe the risk of double counting relative to your enterprise value?

B. Williamson	Yes. We’ve talked about that for probably two to three years. Really, what Dynegy did is they entered into a lease around Danskammer and Roseton. They did that rather than finance it with corporate debt. So in many ways, the lease is just another form of corporate debt of the company. That’s why if you look at any of the background pages that we provide, we list it on our debt organization chart and we put it in our debt total. I think in the package we have here, it says debt as of the end of the third quarter was $4.2 billion. Danskammer and Roseton is in there. You can break it out if you’d like to and calculate just the debt debt rather than including the non-debt debt.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

So we just consider it part of the overall debt structure. It’s in there. So if people want to calculate a debt to EBITDA or something like that, I wouldn’t want them to take the EBITDA with the $50 million already deducted out and divide it in. You want to probably add the $50 back if you’re doing a debt to EBITDA calculation. If you want to do a cash flow, we provide a break out year-by-year of what the actual cash payment is. But with lease accounting, you levelize the lease payments and that’s what works out to around $50 million a year.

M	Bruce, when you bought LS Power, I believe that you mentioned at the time that that was not necessarily the end game, that it’s an important stop along the road towards ultimate industry consolidation. I think if I’m not mistaken, yourself mentioned a number of 40,000 megawatts or higher per IPP as a sustainable operation. What is your view about the EPA on this kind of industry consolidation? Do view yourself long-term as a more likely acquirer or acquiree? Do the degree you’re an acquirer, what are the demographics or characteristics of additional companies…? I understand you haven’t closed on LS Power. But as you look into the next year or two into the future, where would you like to look for more potential consolidation?

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

B. Williamson	Well first off, I would say it’s a combination with LS Power. That transaction works out to be where our current shareholders will own about 60% and LS and their investors are going to have about 40%. When you get to the 60/40 level, that’s a combination, not we didn’t buy the other person. Who’s the acquirer and who’s the acquiree or consolidator or consolidatee? It’s really a combination of interests.

What really drove that transaction was, I would say, very much a shared vision that Mike Siegel and the LS team have and that is that the sector is going to go through multiple rounds of consolidation. This enables and moves Dynegy forward to be a participant in that and it also enables LS and the investors in LS Power to be participants in that multiple round of consolidation.

Now it has taken a little longer than maybe what some people would have thought to see consolidation take place. Bob Flexon is here with NRG and they’ve done TGM. So that’s the first consolidation. Maybe this is the second one when it closes in early 2007, probably at the end of the first quarter and amongst the IPPs, I think, candidly, there was a lot of wood to

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

chop and cleaning up the company. You tend to look at other companies in the IPP sector over the last three or four years and everybody had a lot of debt. Everybody had a lot of restructuring to do. Everybody had investigations and litigation and most had some form of Justice Department activity crawling around on them and things like that. So they look like pretty messy situations.

Meanwhile, I would hasten to point out that there are a number of what I would call Genco utilities out there. Over the last two or three years, they were doing a lot of activity on a utility merger. Those, with the exception of one, tended to take two-plus years and then ultimately didn’t get done.

So I think we will see a merging of the Genco utilities and the IPPs at some point down the road. The benefits of consolidation, whether it’s between IPPs with a Genco utility or whether it’s with other privately held portfolios, I think the combination benefits are huge. In any reasonable portfolio like Dynegy and LS or Dynegy and another similarly sized IPP, the benefits are probably on the order of just G&A elimination of $150 million per time. Put an eight multiple on that and you have a very significant amount of shareholder value to be captured. So if anything, I think investors should be clamoring for consolidation to take place in the sector.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

In the long-term then, you ultimately build up power companies with enough critical mass and size and scope to be on a par with, let’s just say, the equity cap to the amount of investment that needs to take place. I would compare that with the sector I grew up in, oil and gas. You look at Chevron is about a $150 billion equity cap company, I think. You look at a large utility is in the $20’s. But we’re going to have utilities that have $20 billion equity cap look at $10 billion development programs.

When was the last time somebody saw Chevron announce a $75 billion development program? The power sector is too fractured for efficiency, economy of scale and to really develop the type of investment that it’s going to take over the long-term. So we need to see consolidation among power companies generally.

M	Bruce, we’ve gotten some different feedback at the conference and seen in the industry over the last couple of years in terms of people’s viewpoints of environment emission credits. I believe Dynegy has taken a very conservative approach to this, maintaining an inventory not only in excess of any hedge position with your coal-fired generation, but also modestly in excess of what you expect to generate.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

Other companies, such as Reliant, have sold down to the point that they are hedged at least through 2008. We heard from NRG today that they feel they have a very large inventory and may start to at least modestly sell down in the next year or two. With emission credits falling over the last 9 to 12-months pretty much straight down, do you have a fundamental view of this? Do you still view it as just the natural course of business that needs to be paired with normal operations, or is something to be managed separately?

B. Williamson	I just think it’s part of normal operations. I think its important - We have emission credits, which enable us to run our power plants. First and foremost, we make money for our investors when we run those power plants and serve the market. So we always want to make sure that we have enough credits on hand to be able to run the plant any time that the people in the market need power and provide reliable power. That, in the long-term, is the duty that we really have as owners of power plants.

So having enough to do that and maybe just a little bit of a cushion in our case, we think is a reasonable prudent strategy. I think we came into this

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

year with somewhere around 60,000 tons long and we end the decade not that different from that. On occasion, you see us sell a little bit of emission credits if we just don’t run like a plant, if like the Roseton plant doesn’t run and it might be $5 million or something like that, if it’s just a little bit of an opportunistic sale. But it’s not a major driver for us in terms of like trying to create a separate line of business or a separate line of earnings and cash through emission sales nor is it a big liability.

So it’s not something I think that moves the needle for a sum of the parts valuation. We’re not like massively long and wanting you to include that in your NAV, but it’s not another line of business for us. We think it’s just part of our obligation to be able to serve the market.

M	Since your announcement of the merger with LS Power, have you been surprised in any positive or negative way with some of the progress and - I know it’s been a short time - but some of their plant development? I know just the other day it looked like they might be getting permit on a 1,200 megawatt plant in Georgia. Just as you keep tabs on this, is it as you expected or are there any surprises?

B. Williamson	No. I would say it’s as we expected. We’ve been very focused on those

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

three things on the to do list of Kevin – Kevin Blodgett and his team leading the integration, Holli and her team working the right-hand side of the balance sheet and then Lynn and his team looking at the culling of the portfolio on the left-hand side. That’s the major activity. Mike Siegel and I meet about once every month just to review Dynegy operations, LS operations and then LS development. I would say everything is moving forward very well on all fronts.

M	On some of the larger cap ex projects, in particular the coal-fired plants; first question, what roughly might be an ETA for some of the first one coming on from the LS Power pipeline portfolio, project pipeline portfolio? Secondly, could we see some shareholder value creation from this long before they would otherwise be expected to come on from monetizing them?

B. Williamson	Probably the one that’s furthest along is Sandy Creek in Texas where they have all the licenses and permits. There is an appeal underway with - I believe it’s the Texas Air Quality Board. It’s actually not an appeal or a lawsuit against LS or the development venture of LS. It’s actually against the State of Texas.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

But that is the only plant development in Texas that has all its licenses and permits. Again, I would emphasize, I think Jason and his team did a very savvy job of working with the community, getting community support and sort of working on a very targeted basis rather than a very large-scale announcement and then sort of drawing fire from opposition groups. So that is the one that is furthest along. Georgia, the one you mentioned, is following behind that. Then the rest are moving along.

I think a key thing for people to take away is development of power plants is a multiyear process to do it really in a careful, I would say savvy way where you get the community support, you find a location that works, you develop the relationships with munis and co-ops and get the PPAs in place, develop a financing plan, whether that’s on a project basis or whether that involves also corporate money coming into it. So it’s going to be a multiyear process.

Now to go to the part of your question, could you see some shareholder value in the near-term? Any of the plants that are on the chart that we have, if we broke ground on any of them now, they would be online around 2011 is the soonest. That’s just simply how long it takes to build a coal-fired power plant.

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

That being said, as we highlighted on the call when we announced the transaction, the development business as LS runs it and as we will do it together in the JV is about harvesting value. So if there’s an opportunity to develop a particular location to a point in time and sell down or sell off to somebody else and capture an NPV, we will explore those opportunities as well. That could be a way where you bring net present value to the shareholder before a commercial operation in 2011. Everybody must like your questions. They don’t ask questions. You’re on a roll.

M	Okay. Last question. The next meeting is shortly after this. I guess I have to ask this after your comments about how long it takes to build plants and the multiyear process. Do you have any great thoughts about the suggestion that coal-fired power plants could put up in three years at the cost of roughly $1,100 per kW?

B. Williamson	I don’t think anybody has done that to my knowledge. I base it on past track record and history of people building coal-fired power plants. I mean I look at LS building Plum Point, which is the only large-scale plant that’s under construction in North America. That one has a commercial operation date around 2010. It’s already broken ground and it’s already

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

under construction and there’s concrete being poured and seal being welded and all of that is already underway. It has a CO of 2010. I think they do it— Based on everything I know and what I hear and due diligence, I think they do it as well as anybody. If it takes that long to put one up in the Midwest, I don’t see why they can be built any quicker in any other particular part of the country.

M	Thank you, Bruce.

FORWARD-LOOKING STATEMENTS

Certain statements included in this presentation are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning expectations relating to Dynegy’s proposed combination with LS Power, including benefits of the proposed combination, expected synergies and anticipated future financial operating performance and results including expected benefits to the common stockholders, future benefits of our liability management activities, and Dynegy’s estimated financial results for 2006. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings estimates, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Some of the key factors that could cause actual results to vary materially from those estimated, expected or implied include: changes in commodity prices, particularly for power and natural gas; the effects of competition and weather on the demand for Dynegy’s products and services; the impact of Dynegy’s short-term commercial strategy; the availability, ability to consummate, and effects of growth opportunities for Dynegy’s power generation business; obtaining shareholder and regulatory approvals required for the LS Power combination; ability to integrate the operations of Dynegy and LS Power; the condition of the capital markets generally and Dynegy’s ability to access the capital markets as and when needed; operational factors affecting Dynegy’s assets, including safety efforts, scheduled maintenance and blackouts or other unscheduled outages; Dynegy’s ability to transport and maintain fuel inventories, including coal and fuel oil; Dynegy’s remediation efforts regarding its existing material weaknesses; Dynegy’s ability to fund the projects mandated by the Baldwin consent decree; uncertainties regarding environmental regulations, litigation and other legal or regulatory developments affecting Dynegy’s businesses, including litigation relating to the western power and natural gas markets; and Dynegy’s ability to successfully complete its exit from the Customer Risk Management business and fund the costs associated with this exit. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2005, as amended, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and its

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Moderator: Linda Lopez

November 30, 2006/10:00 a.m. EST

Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

Dynegy will file a proxy statement/prospectus with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction when it becomes available. Investors and security holders will be able to obtain a copy of the proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at http://www.sec.gov. Copies of the proxy statement/prospectus may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants will be included in the forthcoming proxy statement/prospectus and other relevant documents filed with the SEC when they become available.